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                                                                   EXHIBIT 10.12


                               SISCO ASSOCIATES

                        2517 Massachusetts Avenue, N.W.

                          Washington, D.C. 20008-2823

                       (202) 293-2400 Fax: (202) 986-2922

Joseph J. Sisco

                                       January 6, 1997

Mr. William P. Fricks
3 Moon Creek Circle
Smithfield, Virginia 23430

Dear Bill:

     On behalf of Newport News Shipbuilding Inc. (the "Company"), I am pleased to set forth the terms and conditions of your employment.

1. Effective December 12, 1996, you are employed as the Chief Executive Officer of the Company. Your employment under this contract will be for a period of three years commencing on that effective date.

2. You will be paid a base salary of not less than $525,000 a year, which shall be subject to such adjustments as may, from time to time, be approved by the Compensation and Benefits Committee of the Company's Board of Directors, payable according to the regular pay schedule for executives at Newport News Shipbuilding, Inc.

3. You will be a participant in the Company's executive bonus plan and long-term incentive plan. You will be eligible for bonus consideration in accordance with the terms of those plans and at the discretion of the Compensation and Benefits Committee of the Board of Directors.

4. You will receive non-cash compensation and participate in employee benefits comparable to those currently provided to Company senior executives under Company policy in effect at the time hereof, including but not limited to Health Care, Thrift Plan, Long-Term Disability, and Life Insurance.

5.   You will receive financial planning services of up to $15,000 per year.

6. On your separation from service with the Company you will receive career transition assistance of up to $75,000.

7.   You will have four weeks' vacation per year.

8. Your annual pension benefits from all defined benefit pension plans maintained by the Company (qualified and non-qualified) will, at a minimum, be equal to the benefit that would be available to you under the Company's qualified defined benefit pension plan, absent any legally imposed limits, but with the following adjustments: a supplemental executive retirement plan (SERP) is established which will provide that (i) seven years


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Mr. William P. Fricks
Page 2
January 6, 1997

     will be added to your actual service and participation credit for all purposes; (ii) three years will be added to your age; and (iii) your final average annual compensation for pension purposes will be deemed to equal the total of (a) the average of your base salary over the term of this contract (and if your employment is terminated prior to the end of the three-year term of this contract, your base salary in effect at such termination shall be deemed to have continued through the end of such term) plus (b) the average of the annual bonus which you have received pursuant to Section 3 of this contract for each year. (Notwithstanding the above, you will receive bonus credit toward your SERP pension for the first two years of the three-year pension calculation that is at least equal to the amount targeted for the CEO's position under the Company's annual bonus plan.) Your rights under this Section 8 will survive the termination of this contract.

9. If your employment is terminated or deemed to have been constructively terminated other than for death, disability or cause, or if your employment is not continued after the end of the three-year term of this contract, subject to your execution of a general release and such other documents as the Company may specify: (a) you will be paid a severance benefit in an amount equal to the greater of (i) the total salary for the remainder of the three-year term of this contract assuming your base salary then in effect or (ii) three times your then-current base salary; (b) subject to Board approval, all outstanding restricted stock, stock option and performance share awards will vest and/or become exercisable on the date of your termination; and (c) vested stock options you hold will remain exercisable for a period of not less than 90 days from your termination.

10.  If your resign voluntarily you will be entitled to benefits described in
     Section 9 of this contract.

11. At your separation from service from the Company, you will be deemed to have attained the minimum age then required to qualify immediately for all benefits at a retiree.

                                        Sincerely,



                                        /S/ Joseph J. Sisco
                                        -------------------
                                        Joseph J. Sisco
                                        Chairman
                                        Compensation and Benefits Committee


ACKNOWLEDGED AND ACCEPTED

/S/ William P. Frick
-------------------------
    William P. Frick

On this 16th day of January, 1997